Exhibit 10.1

12701 Whitewater Drive, Suite 100

Minnetonka, MN 55343

January 8, 2021

Albert Hank

Sent via email to: Al.Hank@bbq-holdings.com

Dear Albert,

It is with great pleasure that we extend to you the position of Chief Operating Officer for BBQ Holdings, Inc. reporting to Jeff Crivello, Chief Executive Officer effective January 11, 2021. We are very excited to have you join our executive team in this visible and strategic position. These are dynamic times for BBQ Holdings and we look forward to the contributions you will make to our success. Outlined below are the terms of your offer:

Base Pay

You will receive a biweekly pay in the amount of $6,730.77 (if annualized, $175,000.00) paid in accordance with BBQ Holdings standard payroll practices.

Annual Incentive Potential

In 2021 and each year forward, you will be eligible for a performance-based cash incentive award at a target 30% of annual base salary. Annual payment of such awards and performance criteria will be based on BBQ Holding’s plan as approved by the CEO and Board of Directors and after audited financials are approved by the Board of Directors. The Compensation Committee will determine the amount.

Participation in the Discretionary + Budget EBITDA Pool

Your position qualifies you for the year end bonus EBIDTA Pool to be defined by the CEO and the Board of Directors.

Long-Term Incentive/Stock Option Award

Your existing Stock Option Awards remain in place.

Health & Welfare Benefits:

You will be eligible to your existing benefits.

Meal Reimbursement

You will be eligible for 100% meal reimbursement when dining in BBQ Holdings restaurants for business meetings, and occasional social gatherings with friends and/or family, to enjoy, evaluate and report on the overall experience.

Paid Time Off (PTO)

You will participate in the Support Center no balance PTO plan and are eligible to take time as needed, with supervisor approval.

Company Policies

Your employment will be subject to BBQ Holdings policies and procedures that are established from time to time.

Non-Disparagement

During your employment and thereafter, you may not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage BBQ Holdings or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this offer letter and during your employment shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

An Equal Opportunity Employer

Non-Solicitation

During your employment and for a period of twenty-four (24) months thereafter, you shall not, whether for your own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly solicit or attempt to induce any employee of the Company or any of its subsidiaries to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any Employee.

Confidentiality

You acknowledge and agree that during the term of your employment with BBQ Holdings you will have access to various trade secrets and confidential business information (“Confidential Information”) of BBQ Holdings. You agree that you will use such confidential information solely in concession with your obligations under this position, to the extent applicable, your service as an Officer of BBQ Holdings, and you shall maintain in strictest confidence and shall not disclose any such confidential information, directly or indirectly, or use such information in any other way during the term of your employment or following termination thereof. You further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this clause shall not apply to information which (i) was in your possession prior to receipt from BBQ Holdings, or (ii) is or becomes generally available to the public other than as a result of a disclosure by BBQ Holdings, its directors, officers, employees, agents or advisors, or (iii) becomes available to you from a third party having the right to make such disclosures.

Intellectual Property

You acknowledge that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by you in the course of your employment by BBQ Holdings, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of BBQ Holdings (collectively, “Developments”) shall be, as between BBQ Holdings and you, the sole and absolute property of BBQ Holdings and you agree that you will, at BBQ Holdings’ request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to BBQ Holdings. You agree to make full and prompt disclosure to BBQ Holdings of any and all such Developments arising during the term of employment.

Your Representation

We are pleased that you have decided to join BBQ Holdings. It is important for both you and BBQ Holdings to make certain there are no conflicts or potential conflicts between you and other organizations when you come to work for us. If you have any concerns, we would be glad to discuss them with you and try to work through them. The goal is to identify any possible problems up front and resolve them.

At Will Employment

This offer letter is not intended to create a contractual relationship. BBQ Holdings is an at-will employer, meaning that either the employee or the company can terminate the at-will employment relationship at any time, with or without cause, and with or without notice.

If an employment agreement is subsequently entered into with BBQ Holdings, such Employment Agreement shall govern the relationship between BBQ Holdings and shall supersede this offer of employment letter in all respects.

Please review the contents of this letter and return a signed copy to me.

Sincerely,

Jeff Crivello

Chief Executive Officer

cc:Human Resources

Enclosures

An Equal Opportunity Employer

The provisions of my placement have been read, are understood, and the terms are herewith accepted. In accepting this placement, I certify my understanding that my employment will be on an at-will basis, and that neither BBQ Holdings nor I have entered into a contract regarding the terms or the duration of my employment. I understand as an at-will employee, I will be free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, I understand that the Company will have the right to reassign me, to change my compensation, or to terminate my employment at any time, with or without cause or advance notice.

Signature:	/s/ Albert Hank	Date: 1/8/2021
Albert Hank

An Equal Opportunity Employer